Exhibit 99.1

FINANCE OF AMERICA REPORTS FIRST QUARTER 2022 RESULTS

– Net Loss for the quarter of $(64) million or $(0.14) per basic share and $(0.30) per fully diluted share due to negative fair value marks, after model assumptions were updated to account for wider spreads –

– Adjusted net income* for the quarter of $37 million or $0.20 per fully diluted share –

Plano, Texas (May 9, 2022): Finance of America Companies Inc. (“Finance of America” or the “Company”) (NYSE: FOA), a high growth, consumer and specialty lending business, reported financial results for the quarter ended March 31, 2022.

First Quarter 2022 Financial Highlights

•	For the first quarter of 2022, the Company recognized a net loss of $(64) million or $(0.14) per basic share and $(0.30) of diluted EPS.

•	Net loss includes negative changes in fair value* of $96 million, predominantly due to model assumption updates to account for widening spreads.

•	For the first quarter of 2022, the Company generated adjusted net income* of $37 million or $0.20 per fully diluted share.

•

The combined Specialty Finance and Services (SF&S) businesses produced a pre-tax loss of $(55) million inclusive of model assumption changes, and adjusted net income of $47 million, or $0.25 of adjusted fully diluted EPS*.

*	See the sections titled “Reconciliation to GAAP” and “Non-GAAP Financial Measures” for reconciliations to the most directly comparable GAAP measures and other important disclosures.

“The first quarter saw interest rates increase at an unprecedented pace, and spreads also increased dramatically. To account for these changes, we updated the fair value modeling assumptions for the assets and liabilities on our balance sheet. This resulted in $96 million of negative fair value adjustments as we marked our balance sheet to reflect the higher spreads over the lifetime of the balance sheet. This resulted in a GAAP loss, however, on an adjusted basis, our combined Specialty Finance and Services segments were profitable and delivered strong results in a difficult environment for the mortgage market,” stated Patricia Cook, Chief Executive Officer.

Within SF&S, our Reverse and Commercial Originations businesses faced pressures in the first quarter as rates and spreads rose at the fastest pace in decades; however, the pipeline for both Reverse and Commercial Originations continues to be strong. Lender Services revenue declined due to the decrease in refinance volume impacting the title and title insurance businesses. This was partially offset by continued expansion in third-party clients and our diversified product set. We recently added a new tax solutions business that assists homeowners with their property tax assessments, which helps our customers lower their property tax bills. Our Home Improvement business continues to benefit our broader business as we invest in our vision to evolve from a product-centric to a customer-centric company.”

“In our Mortgage Originations business we remain focused on profitability as the market experiences rapidly rising rates and a switch to purchase volume. Our pre-tax loss was due to a precipitous drop-off in refinance volumes as rates rose rapidly in Q1. In addition, spreads on non-agency mortgage products widened substantially, resulting in a reduction in revenue. We have reconfigured the business to be profitable at much lower volumes to account for anticipated lower refinance volume. Our non-agency products continue to find traction, with volume mix growing from 18% to 22% from the prior quarter. Furthermore, we believe when refinance volumes fall there remains substantial opportunity for our loan officers and brokers to sell Reverse and Commercial products.”

“We hedged our balance sheet against rising interest rates and saw substantial hedge gains in the quarter. These gains drove higher cash balances, a substantial portion of which will be used to pay down lines of credit in the second quarter of 2022.”

First Quarter Financial Summary

($ amounts in millions, except per share data)			Variance (%)		Variance (%)
	Q1’22	Q4’21	Q1’22 vs Q4’21	Q1’21	Q1’22 vs Q1’21
	Successor	Successor		Predecessor
Funded volume	$7,153	$8,793	(19)%	$9,514	(25)%
Total revenue	267	383	(30)%	508	(47)%
Total expenses and other, net	345	364	(5)%	382	(10)%
Pre-tax income (loss)	(77)	(1,362)	94%	125	(162)%
Net income (loss)	(64)	(1,336)	95%	124	(152)%
Pre-tax income (loss) excluding impairment of goodwill and intangibles assets	(77)	18	(528)%	125	(162)%
Adjusted net income(1)	37	70	(47)%	107	(65)%
Adjusted EBITDA(1)	60	104	(42)%	154	(61)%
Basic loss per share	$(0.14)	$(6.61)	98%	N/A	N/A
Diluted loss per share(2)	$(0.30)	$(6.72)	96%	N/A	N/A
Adjusted diluted earnings per share(2)	$0.20	$0.37	(46)%	$0.56	(64)%

(1)	See Reconciliation to GAAP section for a reconciliation of Adjusted Net Income and Adjusted EBITDA to Net income (loss).
(2)	Calculated on an if-converted basis. See Reconciliation to GAAP section for more detail.

Balance Sheet Highlights

($ amounts in millions)	March 31,	December 31,	Variance (%)
	2022	2021	Q1’22 vs Q4’21
Cash and cash equivalents	$227	$141	61%
Securitized loans held for investment (HMBS & nonrecourse)	16,908	16,774	1%
Mortgage Servicing Rights (MSR)	426	428	—%
Total assets	22,078	21,789	1%
Total liabilities	21,046	20,706	2%
Total equity	1,032	1,083	(5)%
Total tangible equity(1)	443	480	(8)%

(1)	Total Tangible Equity calculated as Total Equity less Goodwill and Intangible assets, net.

•	Cash and cash equivalents ended the fourth quarter at $227 million. The $86 million increase was primarily attributable to cash receipts on interest rate hedge gains.

•	Total assets grew 1% from prior quarter due to growth in cash and value of loans held for investment at fair value during the quarter.

•	Total liabilities grew $340 million on a sequential quarter basis primarily due to an increase in HMBS related obligations and nonrecourse debt.

•	The decline in total equity is primarily due to fair value adjustments recognized during the quarter resulting from widening spreads. As a result, total tangible equity decreased $37 million.

Segment Results

Mortgage Originations

The Mortgage Originations segment generates revenue through fee income from loan originations and gain on sale of mortgage loans into the secondary market.

($ amounts in millions)			Variance (%)		Variance (%)
	Q1’22	Q4’21	Q1’22 vs Q4’21	Q1’21	Q1’22 vs Q1’21
	Successor	Successor		Predecessor
Funded volume (Total)	$5,106	$6,891	(26)%	$8,404	(39)%
Funded volume (Purchase)	2,766	3,405	(19)%	2,664	4%
Funded volume (Non-agency)	1,119	1,242	(10)%	1,037	8%
Net rate lock volume	5,317	6,198	(14)%	8,405	(37)%
Mortgage originations margin	2.11%	2.52%	(16)%	3.41%	(38)%
Total revenue	135	187	(28)%	320	(58)%
Impairment of goodwill and intangible assets	$—	$(775)	100%	$—	—%
Pre-tax income (loss)	$(22)	$(783)	97%	$96	(123)%
Pre-tax income (loss) excluding impairment of goodwill and intangible assets	$(22)	$(8)	(175)%	$96	(123)%

•	Net rate lock volume of $5,317 million fell 14% from prior quarter and was down 37% from the first quarter of 2021 due to a sharp rise in interest rates; this decline is in line with industry trends.

•	Total revenue was down 28% from prior quarter due to lower volumes and a decrease in margins.

•

Pre-tax net loss of $(22) million due to rising rates and wider credit spreads, which impacted both volumes and margin. As a result, the decline in revenue more than offset a $38 million decrease in expenses quarter over quarter.

Reverse Originations

The Reverse Originations segment generates revenue and earnings in the form of net origination gains and origination fees earned on the origination of reverse mortgage loans.

($ amounts in millions)			Variance (%)		Variance (%)
	Q1’22	Q4’21	Q1’22 vs Q4’21	Q1’21	Q1’22 vs Q1’21
	Successor	Successor		Predecessor
Funded volume	$1,475	$1,322	12%	$769	92%
Total revenue	108	114	(5)%	69	57%
Impairment of goodwill and intangible assets	—	(408)	100%	—	—%
Pre-tax income (loss)	68	(333)	120%	45	51%
Pre-tax income excluding impairment of goodwill and intangible assets	68	75	(9)%	45	51%

•

First quarter 2022 volume of $1,475 million, an increase of 12% from the fourth quarter of 2021, set a fourth consecutive quarterly volume record. The growth in volume is attributable to both new originations and refinances due to recent home price appreciation.

•

First quarter 2022 revenue of $108 million, a decline of 5% from the highest level set in the previous quarter, due to widening credit spreads during the quarter, which negatively affected origination margins.

•	First quarter 2022 revenue of $108 million represents a 57% increase compared to first quarter 2021 revenue of $69 million, which was driven by strong growth in volumes period over period.

Commercial Originations

The Commercial Originations segment provides business purpose lending solutions for residential real estate investors. The Commercial Originations segment generates revenue and earnings in the form of net origination gains and origination fees earned on the origination of mortgage loans.

($ amounts in millions)			Variance (%)		Variance (%)
	Q1’22	Q4’21	Q1’22 vs Q4’21	Q1’21	Q1’22 vs Q1’21
	Successor	Successor		Predecessor
Funded volume	$573	$580	(1)%	$341	68%
Total revenue	21	30	(30)%	14	50%
Impairment of goodwill and intangible assets	—	(76)	100%	—	—%
Pre-tax income (loss)	(2)	(68)	97%	1	(300)%
Pre-tax income (loss) excluding impairment of goodwill and intangible assets	(2)	8	(125)%	1	(300)%

•

First quarter 2022 produced funded volume of $573 million and revenue of $21 million, an increase of 68% and 50%, respectively, over the comparative first quarter of 2021, as product demand remains strong.

•	Pre-tax loss of $(2) million for the quarter as widening credit spreads negatively impacted margins.

Lender Services

The Lender Services business generates revenue and earnings in the form of lender service support fees. Lender Services supports over 2,200 third party clients across the lending industry.

($ amounts in millions)			Variance (%)		Variance (%)
	Q1’22	Q4’21	Q1’22 vs Q4’21	Q1’21	Q1’22 vs Q1’21
	Successor	Successor		Predecessor
Total revenue	$76	$83	(8)%	$76	—%
% of revenue from third-party clients	81%	82%	(1)%	77%	5%
Impairment of goodwill and intangible assets	$—	$(110)	100%	—	—%
Pre-tax income (loss)	7	(101)	107%	13	(46)%
Pre-tax income (loss) excluding impairment of goodwill and intangible assets	$7	$9	(22)%	13	(46)%

•	First quarter 2022 revenue was flat compared to the prior year quarter as the segment benefited from a more diversified revenue stream offsetting the impact of lower mortgage refinance volume.

•	First quarter 2022 pre-tax income of $7 million, as the quarter over quarter decline in revenue due to lower mortgage refinance volume more than offset a $6 million reduction in expenses.

•	Revenue from third-party clients was 81% in the first quarter of 2022, down slightly from the prior quarter.

Portfolio Management

The Portfolio Management segment generates revenue and earnings in the form of gain on sale of loans, fair value gains, interest income, servicing income, fees for underwriting, advisory and valuation services and other ancillary fees.

($ amounts in millions)			Variance (%)		Variance (%)
	Q1’22	Q4’21	Q1’22 vs Q4’21	Q1’21	Q1’22 vs Q1’21
	Successor	Successor		Predecessor
Assets under management	$19,629	$18,974	3%	$17,378	13%
Assets excluding HMBS and non-recourse obligations	2,757	2,431	13%	2,224	24%
Mortgage Servicing Rights (MSR)	426	428	—%	267	60%
Total revenue	(53)	(29)	(83)%	29	(283)%
Impairment of goodwill and intangible assets	—	(12)	100%	—	—%
Pre-tax income (loss)	(88)	(69)	(28)%	6	(1567)%
Pre-tax income (loss) excluding impairment of goodwill and intangible assets	(88)	(57)	(54)%	6	(1567)%

•

First quarter 2022 Mortgage Servicing Rights were flat compared to the prior quarter at $426 million, due to a strategic sale of MSR in the quarter. We will continue to monitor and strategically manage our MSR balance to take advantage of opportunities the market presents.

•	Revenue in the first quarter 2022 was negative, solely due to fair value adjustments as we updated model assumptions to account for widening spreads.

Reconciliation to GAAP

($ amounts in millions)	Q1’22	Q4’21	Q1’21
	Successor		Predecessor
Reconciliation of net income (loss) to adjusted net income and adjusted EBITDA
Net income (loss)	$(64)	$(1,336)	$124
Add back: Provision for income taxes	(13)	(26)	1

Net income (loss) before taxes	(77)	(1,362)	125
Adjustments for:
Changes in fair value(1)	96	52	11
Amortization and impairment of goodwill and intangibles(2)	14	1,395	1
Share-based compensation(3)	9	11	—
Certain non-recurring costs(4)	8	—	7

Adjusted net income before taxes	50	96	144
Provision for income taxes(5)	(13)	(26)	(37)

Adjusted net income	37	70	107

Provision for income taxes(5)	13	25	37
Depreciation	3	2	2
Interest expense on non-funding debt	7	7	8

Adjusted EBITDA	$60	$104	$154

OTHER KEY METRICS
Cash paid for income taxes	$—	$—	$—

($ amounts in millions except shares and $ per share)	Q1’22	Q4’21	Q1’21
	Successor		Predecessor
GAAP PER SHARE MEASURES
Net loss attributable to controlling interest	$(8)	(395)	N/A
Weighted average outstanding share count	60,773,891	59,806,378	N/A
Basic loss per share	$(0.14)	$(6.61)	N/A
If-converted method net loss	(57)	(1,273)	N/A
Weighted average diluted share count	189,448,936	189,436,869	N/A
Diluted loss per share	$(0.30)	$(6.72)	N/A
NON-GAAP PER SHARE MEASURES
Adjusted net income	$37	$70	$107
Weighted average diluted share count	189,448,936	189,436,869	191,200,000
Adjusted diluted EPS	$0.20	$0.37	$0.56

($ amounts in millions)	SF&S	Mortgage	Total
Reconciliation of net income (loss) before taxes to adjusted net income (loss) for 1Q 2022
Net loss before taxes	$(55)	$(22)	$(77)
Adjustments for:
Changes in fair value(1)	96	—	96
Amortization and impairment of goodwill and intangibles(2)	12	2	14
Share-based compensation(3)	7	2	9
Certain non-recurring costs(4)	4	4	8

Adjusted net income (loss) before taxes	64	(14)	50
Provision for income taxes(5)	(17)	4	(13)

Adjusted net income (loss)	$47	$(10)	$37

($ amounts in millions, except shares and $ per share)	SF&S	Mortgage	Total
NON-GAAP PER SHARE MEASURES
Adjusted net income (loss)	$47	$(10)	$37
Weighted average diluted share count	189,436,869	189,436,869	189,436,869
Adjusted diluted EPS	$0.25	$(0.05)	$0.20

(1)	Changes in fair value include changes in fair value of loans and securities held for investment, deferred purchase price obligations, warrant liability, and minority investments.
(2)	Successor period amortization includes amortization of intangibles recognized from the business combination with Replay.
(3)	Funded 85% by the non-controlling shareholders.
(4)

Certain non-recurring costs relate to various one-time expenses and adjustments that management believes should be excluded as these do not relate to a recurring part of the core business operations. These items include certain one-time charges including amounts recognized for settlement of legal and regulatory matters, acquisition related expenses and other one-time charges.

(5)	We applied an effective combined corporate tax rate to adjusted consolidated pre-tax income (loss) for the respective period to determine the tax effect of adjusted consolidated net income (loss).

Finance of America Companies Inc. and Subsidiaries

Selected Financial Information

Consolidated Statements of Financial Condition

(In thousands, except share data)

(Unaudited)

	March 31, 2022	December 31, 2021
	(unaudited)
ASSETS
Cash and cash equivalents	$226,846	$141,238
Restricted cash	315,980	322,403
Loans held for investment, subject to HMBS related obligations, at fair value	10,672,152	10,556,054
Loans held for investment, subject to nonrecourse debt, at fair value	6,235,990	6,218,194
Loans held for investment, at fair value	1,218,990	1,031,328
Loans held for sale, at fair value	1,709,357	2,052,378
Mortgage servicing rights, at fair value, $163,981 and $142,435 subject to nonrecourse MSR financing liability, respectively	426,102	427,942
Derivative assets	281,205	48,870
Fixed assets and leasehold improvements, net	29,933	29,256
Intangible assets, net	589,092	602,900
Other assets, net	372,260	358,383

TOTAL ASSETS	$22,077,907	$21,788,946

LIABILITIES AND EQUITY
HMBS related obligations, at fair value	$10,548,131	$10,422,358
Nonrecourse debt, at fair value	6,323,777	6,111,242
Other financing lines of credit	3,189,756	3,347,442
Payables and other liabilities	630,952	471,511
Notes payable, net	353,196	353,383

TOTAL LIABILITIES	21,045,812	20,705,936

EQUITY
Class A Common Stock, $0.0001 par value; 6,000,000,000 shares authorized; 60,815,569 shares issued and outstanding at March 31, 2022	6	6
Class B Common Stock, $0.0001 par value; 1,000,000 shares authorized, 15 shares issued and outstanding at March 31, 2022	—	—
Additional paid-in capital	845,002	831,620
Accumulated deficit	(452,106)	(443,613)
Accumulated other comprehensive loss	(99)	(110)
Noncontrolling interest	639,292	695,107

TOTAL EQUITY	1,032,095	1,083,010

TOTAL LIABILITIES AND EQUITY	$22,077,907	$21,788,946

Finance of America Companies Inc. and Subsidiaries

Selected Financial Information

Consolidated Statements of Operations

(In thousands, except share data)

(Unaudited)

	Q1’22	Q4’21	Q1’21
	Successor		Predecessor
REVENUES
Gain on sale and other income from mortgage loans held for sale, net	$118,352	$166,853	$291,334
Net fair value gains on mortgage loans and related obligations	10,435	88,090	76,663
Fee income	157,604	149,476	161,371
Net interest expense:
Interest income	13,873	14,912	12,661
Interest expense	(32,830)	(36,377)	(34,366)

Net interest expense	(18,957)	(21,465)	(21,705)

TOTAL REVENUES	267,434	382,954	507,663

EXPENSES
Salaries, benefits and related expenses	209,076	231,374	238,530
Occupancy, equipment rentals and other office related expenses	7,837	8,386	7,597
General and administrative expenses	132,623	131,335	127,187

TOTAL EXPENSES	349,536	371,095	373,314

IMPAIRMENT OF GOODWILL AND INTANGIBLE ASSETS	—	(1,380,630)	—
OTHER, NET	4,772	6,287	(8,892)

NET INCOME (LOSS) BEFORE INCOME TAXES	(77,330)	(1,362,485)	125,457
Provision (benefit) for income taxes	(13,335)	(26,197)	1,137

NET INCOME (LOSS)	(63,995)	(1,336,288)	124,320

CRNCI	—	—	4,260
Noncontrolling interest	(55,502)	(940,839)	201

NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	$(8,493)	$(395,449)	$119,859

LOSS PER SHARE
Basic weighted average shares outstanding	60,773,891	59,806,378	N/A
Basic net loss per share	$(0.14)	$(6.61)	N/A
Diluted weighted average shares outstanding	189,448,936	189,436,869	N/A
Diluted net loss per share	$(0.30)	$(6.72)	N/A

Webcast and Conference Call

Management will host a webcast and conference call on Monday, May 9, 2022 at 5:00 pm Eastern Time to discuss the Company’s results for the first quarter ended March 31, 2022. A copy of the press release and investor presentation will be posted prior to the call under the “Investors” section on Finance of America’s website at https://www.financeofamerica.com/investors.

To listen to the audio webcast of the conference call, please visit the “Investors” section of the Company’s website at https://www.financeofamerica.com/investors. The conference call can also be accessed by dialing the following:

a.	1-844-200-6205 (Domestic)

b.	1-929-526-1599 (International)

c.	Conference ID: 803968

Replay

A replay of the call will also be available on the Company’s website approximately two hours after the conclusion of the conference call through May 23, 2022. To access the replay, dial 1-866-813-9403 (United States/Canada) or 44-204-525-0658 (International). The replay pin number is 869180. The replay can also be accessed on the “Investors” section of the Company’s website at https://www.financeofamerica.com/investors.

About Finance of America

Finance of America (NYSE:FOA) is a high growth, consumer and specialty lending business. Product offerings include mortgages, reverse mortgages, home improvement loans, and loans to residential real estate investors distributed across retail, third party network, and digital channels. In addition, Finance of America offers complementary lending services to enhance the customer experience, as well as capital markets and portfolio management capabilities to optimize distribution to investors. The Company is headquartered in Plano, Texas. For more information, please visit https://www.financeofamerica.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only management’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that our actual results, financial condition and liquidity may differ, possibly materially, from the anticipated results, financial condition and liquidity in these forward-looking statements. The Company’s actual results may differ from its expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. The Company cautions readers not to place undue reliance upon any forward-looking statements, which are current only as of the date of this release. Results for any specified quarter are not necessarily indicative of the results that may be expected for the full year or any future period. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. Such forward-looking statements are subject to various risks and uncertainties which include, but are not limited to, the following risks: the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors in our markets; our ability to obtain sufficient capital to meet the financing requirements of our business; our ability to finance and recover costs of our reverse servicing operations; changes in our business relationships or changes in servicing guidelines with Fannie Mae, Freddie Mac and Ginnie Mae; the COVID-19 pandemic and its unique challenges to our business, which could adversely impact our ability to originate and service mortgages, manage our portfolio of assets and provide lender services, and could also adversely impact our counterparties, liquidity and employees; our business is significantly impacted by interest rates, and changes in prevailing interest rates or U.S. monetary policies that affect interest rates may have a detrimental effect on our business; our geographic concentration could materially and adversely affect us if the economic conditions in our current markets should decline or we could face losses in concentrated areas due to natural disasters; use of estimates in measuring or determining the fair value of the majority of our assets and liabilities; if our estimates prove to be incorrect, we may be required to write down the value of these assets or write up the value of these liabilities, which could adversely affect our business, financial condition and results of operations; our ability to obtain sufficient capital to meet the financing requirements of our business, or if we fail to comply with our debt agreements, our business, financing activities, financial condition and results of operations will be adversely affected; a disruption in the secondary home loan market, including the mortgage-backed securities market, could have a detrimental effect on our business; Finance of America Reverse LLC’s status as an approved non-supervised Federal Housing Administration mortgage and an approved Government National Mortgage Association issuer; Finance of America Mortgage LLC’s status as an approved seller servicer for Federal National Mortgage Association and Federal Home Loan Mortgage Corp., an approved Ginnie Mae issuer and an approved non-supervised FHA and U.S. Department of Veterans Affairs mortgage, are subject to compliance with each of their respective guidelines and other conditions they may impose, and the failure to meet such guidelines and conditions could have a material adverse effect on our overall business and our financial position, results of operations and cash flows; the engagement of our Lender Services business by our loan originator businesses may give appearance of a conflict of interest; third party customers of our Lender Services businesses and concerns regarding conflicts of interest within our Lender Services Businesses, due to their affiliation with the Company; our Lender Services business has operations in the Philippines that could be adversely affected by changes in political or economic stability or by government policies; we operate in heavily regulated industries, and our mortgage loan origination and servicing activities (including lender services) expose us to risks of noncompliance with an increasing and inconsistent body of complex laws and regulations at the U.S. federal, state and local levels; various legal proceedings, federal or state governmental examinations and enforcement investigations we are subject to from time to time, which may be highly complex and slow to develop, and results are difficult to predict or estimate; unlike competitors that are national banks, our lending subsidiaries are subject to state licensing and operational requirements that result in substantial compliance costs; our substantial leverage could adversely affect our financial condition, our ability to raise additional capital to fund our operations, our ability to operate our business, our ability to react to changes in the economy or our industry or our ability to pay our debts, and could divert our cash flow from operations to debt payments; the Company is a holding company and its only material asset is its interest in Finance of America Equity Capital LLC, and it is accordingly dependent upon distributions from Finance of America Equity Capital LLC to pay taxes, make payments under the tax receivable agreements and pay dividends; due to the listing of the Company’s Class A Common Stock on the New York Stock Exchange (“NYSE”), the Company is a “controlled company” within the meaning of NYSE rules and, as a result, qualifies for exemptions from certain corporate governance requirements, and, accordingly, the stockholders of the Company do not have the same protections afforded to stockholders of companies that are subject to such requirements; we have a substantial number of shares of common stock issuable upon conversion of Finance of America Equity Capital LLC Units, which may dilute your investment, and the sale of which could cause significant downward pricing pressure on our stock; the brief trading history of our common stock has been characterized by low trading volume, which may result in an inability to sell your shares at a desired price, if at all; and other risks and uncertainties set forth in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2022, as such factors may be amended and updated from time to time in the Company’s subsequent periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company’s management evaluates performance of the Company through the use certain non-GAAP financial measures, including Adjusted Net Income, Adjusted EBITDA and Adjusted Diluted Earnings per Share.

We define Adjusted Net Income as net income adjusted for change in fair value of loans and securities held for investment due to assumption changes, amortization and other impairments, equity based compensation, change in fair value of deferred purchase price obligations (including earnouts and TRA obligations), warrant liability, and minority investments and certain non-recurring costs.

We define Adjusted EBITDA as Adjusted Net Income (defined above) adjusted for taxes, interest on non-funding debt and depreciation.

We define Adjusted Diluted Earnings Per Share as Adjusted Net Income (defined above) divided by our weighted average diluted share count, which includes our issued and outstanding Class A Common Stock shares plus Finance of America Equity Capital LLC’s Class A LLC units owned by our noncontrolling interest on an if-converted basis.

The presentation of non-GAAP measures is used to enhance investors’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Management believes these key financial measures provide an additional view of our performance over the long-term and provide useful information that we use in order to maintain and grow our business.

These non-GAAP financial measures should not be considered as an alternate to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determine in accordance with GAAP. Adjusted Net Income and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of these metrics are: (i) cash expenditures for future contractual commitments; (ii) cash requirements for working capital needs; (iii) cash requirements for certain tax payments; and (iv) all non-cash income/expense items.

Because of these limitations, Adjusted Net Income, Adjusted EBITDA, and Adjusted Diluted Earnings per Share should not be considered as measures of discretionary cash available to us to invest in the growth of our business or distribute to stockholders. We compensate for these limitations by relying primarily on our GAAP results and using our non-GAAP financial measures only as a supplement. Users of our interim unaudited consolidated financial statements are cautioned not to place undue reliance on our non-GAAP financial measures.

Contacts:

For Finance of America Media: pr@financeofamerica.com

For Finance of America Investor Relations: ir@financeofamerica.com